A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Form 20-F Registration Statement of Golden Oasis Exploration Corp. of our report on the consolidated balance sheet of Golden Oasis Exploration as at July 31, 2005, and the consolidated statement of operations and deficit and cash flows for the period November 2, 2004 (Date of Incorporation) to July 31, 2005. Our report dated February 1, 2006, except as to Note 9, which is as of February 9, 2006 contains additional comments that state that conditions and events exist that cast substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	/s/ AMISANO HANSON
September 25, 2007	CHARTERED ACCOUNTANTS

750 West Pender Street, Suite 604 Telephone: 604-689-0188
Vancouver Canada Facsimile: 604-689-9773
V6C 2T7 E-MAIL: amishan@telus.net